[Letterhead of BASIL T. PATKOS]




                                             September 2, 1998





To:      The Board of Directors of:

         Millenium Seacarriers, Inc.
         Oakmont Shipping and Trading Limited
         Ivy Navigation Ltd.
         Rapid Ocean Carriers, Inc.

Ladies and Gentlemen:

         We have acted as special Liberian counsel to Millenium Seacarriers, Inc. ("Millenium Seacarriers") and to each of those subsidiaries of Millenium Seacarriers that are signatories to the Indenture, dated as of July 15, 1998 (the "Indenture"), among Millenium Seacarriers, the Subsidiary Guarantors listed therein and The First National Bank of Maryland, as Indenture Trustee (the "Indenture Trustee") in connection with the issuance of the 12% First Priority Ship Mortgage Exchange Notes Due 2005 (the "Notes").

         We have the opinion that no taxes or withholding will be imposed by the Republic of Liberia on or with respect to any payments to be made in respect of the Notes or the Subsidiary Guarantees made by each of the Subsidiary Guarantors incorporated in the Republic of Liberia (the "Liberian Guarantors"), provided that (i) each of the Liberian Guarantors is and maintains its status as a "nonresident Liberian entity" under the Liberian Internal Revenue Code, (ii) each of the Liberian Guarantors is not now carrying on, and in the future does not expect to carry on, any operations within the Republic of Liberia, (iii) the Notes and all related documentations will be executed outside of the Republic of Liberia and (iv) the holders of the Notes will neither reside in, maintain offices in, nor engage in business in, the Republic of Liberia.

         Furthermore, we are of the opinion that insofar as any matter of Liberian Law is addressed therein, the statements made in the Prospectus under "Certain Foreign Tax Considerations - Liberian Tax Considerations," to the extent that they constitute maters of law or legal conclusions, fairly present the information disclosed therein all material respects.

         We are also of the opinion that there is no tax, levy, impost, deduction, charge or withholding imposed by Liberia or any political subdivision or taxing authority thereof or therein either (1) on or by virtue of the execution, or delivery or performance or continued validity of any Security Document (as defined in the Indenture) or any other document referred to therein or to be furnished thereunder (including the Notes) or (2) on any payment to be made by Millenium or any Subsidiary Guarantor pursuant to the Notes or any Security Document. All filing, registration and recording


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fees required under the laws of Liberia in connection with any Security Document or other fees necessary to assure the validity, effectiveness and priority of any liens, charges and encumbrances created thereby have been paid.

                                             Very truly yours,



                                             /s/ Basil T. Patkos
                                             ------------------------------
                                             Basil T. Patkos